                                                                      Exhibit 99

TUESDAY FEBRUARY 23, 8:24 AM EASTERN TIME

COMPANY PRESS RELEASE

PHYCOR ANNOUNCES YEAR-END RESULTS
AND ADJUSTS EARNINGS EXPECTATIONS

NASHVILLE, Tenn.--(BUSINESS WIRE)--Feb. 23, 1999--PhyCor, Inc. (Nasdaq/NM:PHYC - news) today announced results for the fourth quarter and year ended December 31, 1998. PhyCor also announced events relating to certain of its operating units that resulted in its recording asset revaluation charges, as outlined below in the "Detail of Asset Revaluation and Restructuring Charges," totaling approximately $79.8 million, net of tax benefits, in the fourth quarter of 1998 and anticipates restructuring charges of approximately $5.7 million, net of tax benefits, in the first quarter of 1999.

Joseph C. Hutts, chief executive officer of PhyCor, said "These are very challenging times for almost everyone in the healthcare industry as reimbursement to providers continues to contract significantly. We are making considerable headway in the majority of our clinics and IPAs by committing virtually all of our energy and resources to enhancing their performance."

For the fourth quarter of 1998, net revenues were $409.9 million, up 29% from $317.3 million a year ago. Net earnings for the quarter before the asset revaluation charge totaled $11.4 million, or $0.15 per share - diluted, on 77.8 million average shares outstanding compared with net earnings before charges of $16.0 million, or $0.24 per share - diluted, on 67.7 million average shares outstanding in the prior-year period. Net loss for the fourth quarter of 1998, including the charge, was $68.4 million, or $0.90 per share.

On a base of 35 clinics and 27 Independent Practice Association (IPA) markets, PhyCor's same-market revenue increased 8.9% for the quarter and 11.2% for the year ended December 31, 1998, compared with the same periods in 1997.

For the year ended December 31, 1998, net revenues were $1.51 billion, up 35% from $1.12 billion in the year-earlier period. Net earnings for the year, before charges, totaled $54.7 million or $0.74 per share - diluted, on 74.0 million average shares outstanding, compared with net earnings, before charges, of $57.0 million, or $0.85 per share - diluted, on 66.9 million average shares outstanding in 1997. Including charges, net loss for the year ended December 31, 1998, was $111.4 million, or $1.55 per share.

Joseph C. Hutts continued, "Recent events and the current healthcare environment cause us to be cautious regarding our expected earnings levels for 1999. Assuming events generally occur as we anticipate, we expect our normalized earnings per share for 1999 to range between a level that is roughly equivalent to our annualized pre-charge fourth quarter 1998 performance of $0.60 to a level that is 10% above such target, or $0.66.

"The strong cash flow being generated by our operations should allow us to fund the needs of our existing business as well as strengthen our balance sheet. Although our earnings expectations do not include further transactions, we are, in fact, talking with several clinics about affiliating with PhyCor through new and innovative structures. In addition, we have had discussions with several large hospital systems about management of their physician groups and networks and discussions are underway with several IPAs for managed care services."

During the fourth quarter, PhyCor completed its acquisition of certain assets of Huntington Medical Group, P.C., a multi-specialty physician group based in Huntington, New York, and entered into a long-term service agreement with the 35-physician group.

Subsequent to year-end, PhyCor completed agreements with two IPA organizations to provide managed care services. The Company entered into an agreement with the Southern Nevada Healthcare Network in Las Vegas, Nevada, on January 1, 1999, which initially provides management for 54,000 HMO enrollees through approximately 300 physicians. On March 1, 1999, the Company will begin managing the New Century Physicians IPA in the Kansas City metropolitan area with approximately 10,000 enrollees and 120 physicians.

                                  PHYCOR, INC.
                              Financial Highlights
                      (In thousands, except per share data)

                                Three Months Ended          Year Ended
                                    December 31,            December 31,
                               --------------------  ----------------------
                                 1998       1997       1998        1997
                               ---------  ---------  ----------  ----------
Net revenues                   $ 409,867  $ 317,297  $1,512,499  $1,119,594
Net expenses                     391,338    291,527   1,424,740   1,026,842
Asset revaluation,
  restructuring, merger
  and other nonrecurring
  charges                        110,400     83,445     239,096      83,445
                               ---------  ---------  ----------  ----------
Earnings (loss) before
  taxes                        $ (91,871) $ (57,675)  $(151,337) $    9,307
Net earnings (loss)            $ (68,419) $ (37,844)  $(111,447) $    3,209
Net earnings before asset
  revaluation,
  restructuring, merger
  and nonrecurring
  charges                      $  11,396  $  15,977   $  54,718  $   57,030

Net earnings (loss)
 per share:
   Basic                       $   (0.90) $   (0.59)  $   (1.55) $     0.05
   Diluted                     $   (0.90) $   (0.59)  $   (1.55) $     0.05

Average number of shares
 outstanding:
   Basic                          76,078     64,493      71,822      62,899
   Diluted                        77,846     67,695      74,025      66,934

Net earnings per share
 before asset revaluation,
 restructuring, merger
 and other nonrecurring
 charges:
   Basic                       $    0.15  $    0.25   $    0.76  $     0.91
   Diluted                     $    0.15  $    0.24   $    0.74  $     0.85

                               Summary of Charges
                   (In millions, net of expected tax benefits)

                                               Asset        Restructuring
                                            Revaluation        Costs
                                          Fourth Quarter    First Quarter
                                               1998             1999
                                          --------------    -------------
Multi-specialty groups:
   Holt-Krock and Burns                   $         16.9    $         3.4
   Lexington Clinic                                 22.6              0.7
Morgan Health Group                                 23.2              0.5
First Physician Care                                17.1              1.1
                                          --------------    -------------
                                          $         79.8    $         5.7
                                          ==============    =============

For additional information about the Company, visit PhyCor's web site: http://www.phycor.com

Detail of Asset Revaluation and Restructuring Charges

As previously announced, PhyCor has agreed to sell certain assets associated with its service agreement with the Holt-Krock Clinic, P.L.C. (Holt-Krock) to Sparks Regional Medical Center and Sparks Regional Medical Center Foundation (collectively, Sparks) in Fort Smith, Arkansas, as part of a settlement reached between PhyCor, Holt-Krock and Sparks to resolve outstanding litigation and all related claims between the parties. As part of the settlement agreement, Sparks will enter into a long-term agreement with PhyCor to maintain access to key physician practice resources. PhyCor has also reached an agreement in principle to sell substantially all of its clinic operating assets relating to its service agreement with the Burns Medical Clinic (Burns) to Healthshare Group (HSG), the health system adjacent to Burns in Petoskey, Michigan. Under terms of the agreement, HSG will enter into a long-term agreement with PhyCor to maintain access to key physician practice resources. PhyCor has recorded an asset revaluation charge of approximately $16.9 million, net of tax benefits, in the fourth quarter of 1998 to adjust the carrying value of its assets related to Holt-Krock and Burns to their estimated net realizable value based upon future cash flows PhyCor expects to receive. In addition, PhyCor expects to incur approximately $3.4 million, net of tax benefits, in costs during the first quarter of 1999 related to Holt-Krock and Burns to provide for payment of severance and other transition costs as PhyCor relinquishes operating responsibilities for the related physician practices. These transactions are expected to be completed on or before April 30, 1999, and are subject to the completion and execution of definitive agreements. The asset revaluation charge and anticipated costs related to Holt-Krock and Burns assume the successful completion of those transactions as reflected in the agreements described above.

On July 8, 1998, PhyCor acquired Atlanta-based Morgan Health Group (MHG), an IPA comprised of approximately 400 primary care physicians and 1,800 specialists which at the time provided care for approximately 57,000 managed care members under capitated contracts. Approximately 90% of the revenue for MHG was received under what PhyCor believed was a profitable contract with a single managed care payor. As disclosed in the third quarter of 1998, MHG was not contributing earnings at expected levels. Subsequent to the acquisition date, MHG received claims from its major payor for costs arising before the acquisition that revealed that MHG's costs significantly exceeded its revenues under the payor contract prior to the date of the acquisition. PhyCor has continued to fund losses under this contract while attempting to renegotiate payment terms with the payor to allow for this contract to be economically viable. Recently, negotiations with the payor ceased without reaching a mutually beneficial agreement, which impairs the future operations of MHG. On February 19, 1999, PhyCor notified the previous shareholders of MHG (MHG shareholders) of its demand to rescind the merger and all related agreements and accordingly offered to tender all consideration PhyCor received in connection with the transaction back to the MHG shareholders. PhyCor also notified the MHG shareholders of its continuing investigation of all other available legal remedies in light of the circumstances. The outcome of these events is not currently determinable and PhyCor's ability to recover its investments in MHG is contingent upon future unpredictable events. As a result, PhyCor has recorded an asset revaluation charge of approximately $23.2 million, net of tax benefits, in the fourth quarter of 1998 to write-off goodwill that was recorded in connection with its acquisition of MHG. In addition, PhyCor expects to incur approximately $0.5 million in transition costs in the first quarter of 1999.

On July 24, 1998, PhyCor completed its acquisition of First Physician Care, Inc.
(FPC), a physician management company then affiliated with approximately 160 physicians. As disclosed in the third quarter of 1998, FPC was not contributing earnings at expected levels. PhyCor has developed and commenced implementation of market-specific strategies to improve the economic viability of the FPC clinics. Certain of these clinics are experiencing significant negative operating results. Ultimate solutions to these challenges may involve sale of certain clinic assets and discontinuation of some operations. As a result, PhyCor has recorded an asset revaluation charge writing down principally goodwill of $17.1 million, net of tax benefits, in the fourth quarter of 1998 to recognize the decline in future cash flows to the Company. In addition, PhyCor expects to incur approximately $1.1 million, net of tax benefits, in the first quarter of 1999 to provide for payment of severance and other transition costs in connection with its FPC restructuring efforts.

PhyCor has invested significantly in the operation of the Lexington Clinic based in Lexington, Kentucky, since its affiliation in 1994. In order to support both the growth of the Lexington Clinic-owned health maintenance organization, Advantage Care, Inc. (Advantage Care) and a rapid expansion of the Lexington Clinic to provide it with an opportunity to serve the State of Kentucky-sponsored Alliance Health Insurance Program (Alliance), PhyCor provided capital to the Lexington Clinic to finance these initiatives. In addition, PhyCor financed the acquisition or establishment of primary care and specialty practices in various satellite locations in the Lexington area. Advantage Care experienced significant financial and operational problems in 1997 and 1998 relating to Alliance, including an unresolved dispute of a $10 million receivable which Advantage Care continues to believe is due from Alliance as of December 31, 1998. In December 1998, PhyCor acquired 50% of Advantage Care and participated in its recapitalization and has assumed overall management responsibility for Advantage Care. Advantage Care does not currently provide services for enrollees of Alliance.

The combination of poor financial performance at a number of the Lexington Clinic satellite locations, a challenging and extended information system conversion, the potential loss arising from the Alliance dispute, and the repayment of funds used to finance Lexington Clinic's and Advantage Care's growth are combining to weaken Lexington Clinic's financial performance. In light of the circumstances, realization of certain of PhyCor's assets related to the Lexington Clinic is doubtful. PhyCor has recorded an asset revaluation charge to earnings in the fourth quarter of 1998 of approximately $22.6 million, net of tax benefits, to reduce to net realizable value its investments in numerous clinic satellite operations and to provide a reserve for amounts owed by Lexington Clinic based upon expected future cash flows. In addition, PhyCor expects to incur approximately $0.7 million, net of tax benefits, in costs during the first quarter of 1999 to provide for payment of severance and other transition costs as Lexington Clinic sells or closes unprofitable satellite locations.

PhyCor, Inc., headquartered in Nashville, Tennessee, is a physician practice management company that operates multi-specialty groups, manages independent practice associations, and provides health care decision support services to consumers. Excluding Holt-Krock and Burns, the Company operates 54 medical groups with approximately 3,520 physicians in 27 states, manages IPAs with approximately 23,400 physicians in 36 markets, and, through CareWise, Inc., provides healthcare decision support services to over 2 million consumers worldwide.

This press release contains forward-looking statements based on management's current expectations. As such, they involve risk and uncertainty that actual results may differ materially from the expectations expressed in these forward-looking statements. A discussion of important factors and assumptions regarding these statements and risks affecting PhyCor's business and prospects is contained in PhyCor's periodic filings with the Securities and Exchange Commission. In addition to such factors and assumptions that may cause actual results to vary from expectations expressed in the forward-looking statements included herein, other factors include the possibility of additional charges to earnings resulting from restructurings of its relationships with its physician groups, IPAs and their payors, the resolution of outstanding litigation and the possibility of negative impact associated with Year 2000 issues.